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                                                                      EXHIBIT 11

                          T#HQ, INC. AND SUBSIDIARIES

                  STATEMENT OF COMPUTATION OF NET EARNINGS PER
                      COMMON AND COMMON EQUIVALENT SHARES

                                                      For the Three Years Ended                     For the Nine Months Ended
                                                             December 31,                                 September 30,
                                            ----------------------------------------------         --------------------------
                                               1993               1994              1995             1995             1996
                                            ------------      ------------      ----------         ----------      ----------
                                                                                                  (unaudited)      (unaudited)
Net income (loss) used to compute
   primary and fully diluted earnings
   (loss) per share                         $(16,240,000)     $(17,490,000)     $  601,000         $  154,000      $  887,000
                                            ------------      ------------      ----------         ----------      ----------
Weighted average number of shares
   outstanding                                 1,504,000         1,998,000       3,327,000          2,855,000       4,458,000
Dilutive effect of stock options and
   warrants                                      ----              ----            113,000            ----            226,000
Dilutive effect assuming conversion of
   preferred stock                               ----              ----             42,000            152,000         ----
                                            ------------      ------------      ----------         ----------      ----------
Number of shares used to compute
   primary and fully diluted earnings
   (loss) per share                            1,504,000         1,998,000       3,482,000          3,007,000       4,684,000
                                            ------------      ------------      ----------         ----------      ----------
Net earnings (loss) per share               $     (10.80)     $      (8.75)     $      .17         $      .05      $      .19
                                            ============      ============      ==========         ==========      ==========
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